Exhibit 99.1

F O R I M M E D I A T E R E L E A S E
April 1, 2013

For Further Information, Contact:

Peter A. Reynolds

Principal Financial Officer and

Chief Accounting Officer

949-639-2000

26220 Enterprise Court

Lake Forest, California 92630

Tel 949.639.2000

APRIA HEALTHCARE GROUP INC. ANNOUNCES THAT IT INTENDS TO REFINANCE A PORTION OF ITS EXISTING DEBT

LAKE FOREST, CALIFORNIA (Apr. 1, 2013) — Apria Healthcare Group Inc. today announced that it is exploring options for refinancing a portion of its existing debt to increase its financial and operating flexibility.

Apria may elect to use the net proceeds from these financing transactions, which may include borrowings under a new bank loan facility and other available funds, to redeem all or a portion of its outstanding 11.25% Senior Secured Notes due 2014 (Series A-1) and a portion of its outstanding 12.375% Senior Secured Notes due 2014 (Series A-2), as well as to pay fees and expenses related to these transactions. There is no assurance that such financing transactions or such redemptions will be consummated.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Apria provides home respiratory therapy, home infusion therapy and home medical equipment services through approximately 530 locations in the United States. With over $2.4 billion in annual revenues, it is one of the nation’s leading home healthcare companies. For more information, visit www.apria.com or www.coramhc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in Apria’s reports and other documents filed with the Securities and Exchange Commission from time to time. The forward-looking statements speak only as of the date made, and Apria undertakes no obligation to update these forward-looking statements.